FOR IMMEDIATE RELEASE	EXHIBIT 99.1

CONTACT:    Robert L. Johnson, President & CEO
                         706.645.1391
                         bjohnson@charterbank.net

CHARTER FINANCIAL CORPORATION
TO ACQUIRE EBA BANCSHARES, INC.

WEST POINT, GA (September 10, 2002) — Charter Financial Corporation (Nasdaq: CHFN) and EBA Bancshares, Inc. (“EBA”) today jointly announced the signing of a definitive merger agreement providing, among other things, for the merger of EBA’s subsidiary bank, Eagle Bank of Alabama, into Charter Financial’s subsidiary, CharterBank. Terms of the agreement call for shareholders of EBA to receive $17.00 in cash for each share of EBA they own. The price represents a total deal value of approximately $8.4 million.

Charter Financial Corporation is the parent company of CharterBank, a full-service community bank and a federal savings institution headquartered in West Point, Ga., with five full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. EBA is the holding company for Eagle Bank, a three-branch community bank headquartered in Opelika, Ala, with two branches there and one in Auburn.

Robert L. Johnson, President and CEO of Charter Financial, stated, “It is a great pleasure to join forces with Eagle Bank to serve the vibrant Auburn-Opelika market. Eagle Bank branches are an important addition to our presence in this market. In addition, construction of a new Eagle Bank branch in the Moore’s Mill area will help fill out our Auburn footprint.”

“Eagle’s local staff, with their versatility and community connection, and its network of customer relationships are very attractive,” Mr. Johnson continued. “Eagle’s Board of Directors, management and employees are to be congratulated on the institution they have created. They’ve been an important part of the success of EBA and will play an important role in the future success of Charter Financial.”

David Strobel, Chairman of the Board of EBA, said, “We are very pleased with this merger. In getting to know the people at CharterBank, we believe that this combination is a winner for both companies and the results will be good for our customers and employees and rewarding for our shareholders.”

MORE

The transaction — subject to regulatory approval and approval by EBA shareholders – is expected to be consummated in the first quarter of 2003. DD&F Consulting and Ferguson & Company served as advisors to EBA and RP Financial served as advisor to Charter Financial.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed a reorganization into a mutual holding company structure and related initial public offering of the Company’s common stock. On a consolidated basis, Charter Financial Corporation owns 4.6 million shares of Freddie Mac common stock with an unrealized gain of approximately $280 million at June 30, 2002. CharterBank is headquartered in West Point, Georgia, and operates five full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama.

EBA BancShares, Inc. is the holding company for Eagle Bank of Alabama, a three-branch community bank headquartered in Opelika, Alabama, with two branches in Opelika and one in Auburn, Alabama. At June 30, 2002, Eagle had assets of approximately $78 million, loans of approximately $60 million, deposits of approximately $66 million and shareholders’ equity of approximately $5 million. At that same date, EBA had 496,852 shares outstanding resulting in a book value of $10.35 per share.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the institution’s financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting operations, pricing, products, and services.

Any or all forward-looking statements in this release and in any other public statements made by this institution may turn out to be wrong. They can be affected by inaccurate assumptions the institution might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed.

2